Exhibit 10.10
Summary of Compensation for
Non-Employee Directors and Named Executive Officers of
First Acceptance Corporation (the “Company”)
Non-Employee Director Compensation Summary
Annual Retainer
$20,000
Additional $5,000 for serving as chair of audit committee
Retainers are payable in cash in equal, quarterly installments in arrears
Board and Committee Meeting Fees
$2,000 per meeting for each Board of Directors meeting attended
$1,000 per meeting for each Board of Directors committee meeting attended
Annual Equity Award
1,000 shares of restricted stock are awarded to all non-employee directors (other than Donald J. Edwards, Gerald J. Ford and Thomas M. Harrison, Jr.) pursuant to the Amended and Restated First Acceptance Corporation 2002 Long Term Incentive Plan, on the date of each annual meeting of the Company’s stockholders.
Named Executive Officer Compensation Summary
Current salaries for named executive officers:

Name	Title	Salary
Stephen J. Harrison	Chief Executive Officer	$500,000

Edward L. Pierce	President	400,000

Kevin P. Cohn	Senior Vice President and Chief Financial Officer	250,000

Dan L. Walker	Senior Vice President – Operations	240,000

Keith E. Bornemann	Vice President – Corporate Controller	160,000
     Under the terms of his employment agreement, Stephen J. Harrison is entitled to receive an annual bonus equal to up to 100% of his base salary, based upon the attainment of performance-based objectives established by the Company’s Board of Directors. Under the terms of their respective employment agreements, Edward L. Pierce, Kevin P. Cohn, Dan L. Walker and Keith E. Bornemann are entitled to receive an annual bonus of up to 75%, 66.7%, 50% and 35%, respectively, of their base salaries for fiscal 2010.
     The named executive officers of the Company may also receive bonuses as determined in the discretion of the Compensation Committee.
     The named executive officers may also receive stock-based awards pursuant to the Company’s stockholder-approved Amended and Restated First Acceptance Corporation 2002 Long Term Incentive Plan as determined in the discretion of the Compensation Committee.
Additional Information
     The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s Proxy Statement to be filed in connection with the Company’s Annual Meeting of Stockholders to be held on November 16, 2010.